Exhibit 10.1

This is an Option Agreement (Option) between Standard Gold Inc (SG) and US American Exploration Inc (USAE) hereinafter collectively the "Parties", concerning the Rex Gold Mine Project ("RGMP") in La Paz County, Arizona (Rex), effective September 7, 2010, on the following terms:

1- This Option shall be binding upon the Parties if USAE receives payment of $100,000 from/on behalf of SG on 9/7/2010 after both parties have exchanged executed copies hereof by fax or email scan.

2- This Option covers the entirety of the RGMP including access and right to use of 17 acres of private land for staging area along Salome Road, and 102 unpatented lode mining claims (known as IER 1-102) covering approximately 2040 contiguous acres of BLM land, and all related records, reports, equipment and improvements (Rex Assets). As part of the $2 million under the JV below, SG will be taking full responsibility for necessary state and federal permitting and cleanup if required as a result of SG operation, use or control of any of the RGMP properties.

3- USAE warrants that IER 1-102 are in good standing, and that required fees will be paid by September 1, 2010 to maintain that status, and that USAE is not aware of any conflicting mining claims, gaps or pending conflicts affecting the claims or related property of the RGMP or Assets (except USAE has disclosed the Spooner claims and the court ruling invalidating them).

4- USAE warrants that (a) it has 100% interest in the IER 1-102 subject to a 30% Turn-key net profit interest held by 600+1- parties (hereinafter the “investors”) pursuant to working interest definition in TURNKEY WORKING INTEREST page attached, and (b) the Investors have invested approximately $30 million in working interests in RGMP plus 3 other projects.

5- USAE grants SG the option to earn a joint venture (JV) interest In the RGMP as follows:

a- 10% irrevocable interest for entering into JV, paying $100,000 above, and spending $2 million on RGMP exploration commencing within 5 months of September 7, 2010 (and completed within 18 months after commencement) and devoted primarily but not exclusively to drilling; provided that this 10% irrevocable interest continues in the Rex Assets even if Rex JV terminated;

b- 30% JV interest for aggregate expenditures of $60 million which includes (i) $2 million above, (ii) credit for half of SG cost if buy out the Investors above, and (iii) bank loans dedicated to achieving production of the RGMP ; provided, that funding described in i, ii, and iii above are all to be completed within 6 years of commencement of investing by SG in RGMP of the $2 million payment in (i) above (except to extent if any delayed by permitting); and note that if the Parties agree that the results of the $2 million drilling indicates that less than one million ounces of production is anticipated, then the $60 million will be reduced to an amount that the parties mutually agree is appropriate to achieve profitable production;

c- Provided that the above $60 million is being invested by SG consistent with the time table above and consistent with a mutually agreed schedule in the JV agreement for the year after the $2 million, SG will have the right to exercise an option to earn an additional 15% interest in the JV by either paying USAE $37.5 million within three years of commencement of investing by SG in RGMP of the $2 million OR paying USAE $7.5 million within 3 years of commencement of investing by SG in RGMP of the $2 million plus 4% NSR payable on 55% of gold ounces recovered from the RGMP in perpetuity.

6- The parties shall enter into a JV agreement formally detailing the above pursuant to Rocky Mountain Mineral Law Foundation JV Form 5 and other customary appropriate provisions. JV shall be operated via regular Operating Committee meetings voting 55%SG and 45% USAE, with SG as Operator and with John Owen or USAE's designated representative as special advisor/committee member.

7- This option agreement shall be recorded in Arizona, and governed by Arizona law and enforceable in its Courts.

AGREED September 7, 2010

US AMERICAN EXPLORATION INC		STANDARD GOLD INC

BY	/s/ John Owen	BY	/s/ Stephen King
John Owen, President & CEO		Stephen King, CEO
(authorized signatory)		(authorized signatory)

USAE

TURNKEY WORKING INTEREST JOINT VNETURES AND TURNKEY WORKING INTEREST PARNERSHIP
VENTURES STRUCTURE

Investors pay an initial capital contribution to the venture. The investment pays for exploration and development costs and expenses up to the amount contributed. All exploration and development costs in excess of the amount invested are the contractual responsibility of USAE (thus the term turnkey).

Once the mine is in production the investors are responsible for all costs and expenses associated with the extraction and sale of the minerals in place including general and administrative (thus the term working interest) in proportion to the percentage owned (not the amount contributed). Once the mine is operating any profits to be distributed would be calculated as follows:

INCOME STATEMENT
Gross Sales	$100,000,000
Smelter Charges	(10,000,000)
Net Sales	110,000,000
Mine Operating Costs	(35,000,000)
Operating Income	75,000,000
Depreciation, Depletion end Amortization	(7,000,000)
Profit before G&A, WI &Taxes	68,000,000
General and Administrative	(5,000,000)
Profit before WI &Taxes	63,000,000
Payments to Working Interest Holders	(18,900,000)
Net Profit before Taxes	$44,100,000

If the mine incurs losses the investors are responsible to pay their proportionate share or ultimately lose the interest in the mine.